              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON DECEMBER 4, 1995
                                                   Registration No.

==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          WINNERS ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)


                         Delaware                                                        84-1103135
(State or other jurisdiction of incorporation or organization)              (IRS Employer Identification No.)

         1461 Glenneyre Street, Suite F, Laguna Beach, California 92651
      (Address of principal executive offices)                  (Zip Code)

                    Letter Agreement dated November 17, 1995
                            (Full title of the plan)

                            THOMAS K. RUSSELL, ESQ.
         1461 Glenneyre Street, Suite F, Laguna Beach, California 92651
                    (Name and address of agent for service)

                                 (714) 376-3010
         (Telephone number, including area code, of agent for service)

                          Copies of Communications to:

                             PATRICK H. ALLEN, ESQ.
                             Freer & McGarry, P.C.
                       1000 Thomas Jefferson Street, N.W.
                                   Suite 600
                            Washington, D.C.  20007
                                 (202) 965-6565



=================================================================================================================================
 Title of Securities                Amount to           Proposed maximum                   Proposed maximum          Amount of
 to be registered               be registered           offering price per share       aggregate offering price  registration fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock
$.00001 Par Value                200,000 Shares               $ 1 (1)                       $ 200,000                   $ 69
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average bid and asked price on November 20, 1995.

           THIS DOCUMENT CONSTITUTES PART OF A REGISTRATION STATEMENT
                 COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933



                                 200,000 Shares

                          WINNERS ENTERTAINMENT, INC.

                                  Common Stock


        This Prospectus relates to 200,000 shares of common stock, $.00001 par value (the "Common Stock"), of Winners Entertainment, Inc., a Delaware corporation (the "Company"), issuable pursuant to an Agreement described herein.

        The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to the date hereof. No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon.


                       ---------------------------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       ---------------------------------

                The date of this Prospectus is December 4, 1995.

                            DESCRIPTION OF AGREEMENT



        The Company has entered into a Letter Agreement dated November 17, 1995 (the "Agreement") with Donald G. Saunders ("Saunders") pursuant to which the Company has agreed to issue to Saunders 200,000 shares of its Common Stock (the "Shares") in consideration for certain consulting services performed for the Company by Saunders from January 15, 1992 to December 31, 1992.

REGISTRATION OF THE SHARES

        Pursuant to the Agreement, the Company has agreed to register the Shares on a Registration Statement on Form S-8 under the Securities Act of 1933, in connection with the original issuance of the Shares to Saunders. This Prospectus relates to a Registration Statement on Form S-8 which was filed with the Securities and Exchange Commission on the date hereof and which became effective as of such filing.

RESALE OF THE SHARES

        The Agreement does not impose any restriction on the resale of the Shares. However, if a recipient of Shares becomes an "affiliate" of the Company, as such term is defined in Rule 144 promulgated under the Securities Act, such person shall be subject to the limitation imposed by Rule 144(e)(1) on the number of Shares which may be sold. Rule 144(e)(1) generally provides that the number of shares of Common Stock which may be sold in any three month period may not exceed the greater of (i) 1% of the outstanding Common Stock as shown by the most recent published report of the Company or (ii) the average weekly reported volume of trading in the Common Stock, as reported through NASDAQ, for the four weeks preceding the filing of a notice of proposed sale of the Common Stock, if required under Rule 144(b) under the Securities Act, or preceding the date of receipt of the order to execute the transaction by the broker or the date of execution directly with a market maker.

        Additional information regarding the Agreement may be obtained from the Company at 1461 Glenneyre Street, Suite F, Laguna Beach, California 92651.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        At the time of issuance of the Shares, Saunders recognized ordinary income for federal income tax purposes in an amount equal to the fair market value of the Shares.

        Saunders will recognize gain or loss on the subsequent sale of the Shares in an amount equal to the difference between the amount realized and the tax basis of such Shares, which will equal the amount included in Saunders' income by reason of the issuance of the Shares. Provided such Shares are held as a capital asset, such gain or loss will be long-term or short-term capital gain or loss depending upon whether the Shares have been held for more than one year.

        The Agreement is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, and is not qualified under Section 401(a) of the Code.

        This discussion is only a summary of certain significant federal income tax consequences and Saunders should consult an independent tax adviser as to all of the federal and state income tax consequences relating to the receipt or sale of the Shares.

                              CERTAIN INFORMATION

        The documents incorporated by reference in Item 3 of Part II of Form S-8, and any other documents required to be delivered pursuant to Rule 428(b), promulgated under the Securities Act, are available from the Company, without charge, upon written or oral request. Requests for documents should be directed to the Chairman of the Board and President of the Company. The documents incorporated by reference in Item 3 of Part II of the Form S-8 are also incorporated in this Prospectus by reference thereto.

                          WINNERS ENTERTAINMENT, INC.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INFORMATION INCORPORATED BY REFERENCE.

        There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") by Winners Entertainment, Inc. (the "Company" or the "Registrant"):

        (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

        (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

        (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the Registrant with the Commission since December 31, 1994.

        All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

        The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.00001 per share (the "Common Stock"). Holders of the Common Stock have one vote per share of record on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock has noncumulative voting rights in the election of directors.

        Under the terms of the Company's Restated Certificate of Incorporation (the "Charter"), the Board of Directors may consider certain factors in evaluating any proposal to acquire or merge with the Company. In addition to the adequacy of the price, the Board is authorized to consider (i) the interests of the Company's stockholders, (ii) compliance with applicable laws,
(iii) the consideration being offered in the proposed transaction in relation to both the current market price of the Common Stock and the market price for the Common Stock over a period of years, the estimated price that might be obtained in a negotiated sale of the Company as a whole or in part through an orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Company's financial condition and future prospects, and (iv) the social, legal and economic effects upon employees, suppliers, customers and others, including the communities in which the Company does business. This provision of the Charter may not be amended or repealed by the stockholders without the vote of 80% of the outstanding shares of the Company entitled to vote.

        The Charter also requires any person who becomes the beneficial owner of 5% or more of the Common Stock to agree in writing as a condition to becoming such beneficial owner to provide certain required information to any gaming authority that has issued a license to the Company. In addition, if the Board of Directors determines that the ownership of stock of the Company by any person may result in the loss or denial of a gaming license, the Company may repurchase all or any portion of the shares owned by such person at a price equal to the fair market value of the shares or as required by applicable law. The repurchase price may be paid in cash or in debt securities of the Company, subject to applicable law.

        The Common Stock is traded in the over-the-counter market and quoted on NASDAQ under the symbol "WINS."

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Members of the law firm of Freer & McGarry, which is counsel to the Company, own an aggregate of 40,267 shares of the Company's Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under the General Corporation Law of the State of Delaware and the By-laws of the Company, the company may indemnify an existing or former director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding brought against such person in such present or former capacity, including actions or suits by or in the right of the Company, so long as such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, with respect to a criminal action or proceeding, so long as such person had no reasonable cause to believe his conduct was unlawful. The foregoing indemnification shall be made only upon a determination by the Board of Directors of the Company, upon the majority vote of a quorum of disinterested directors, the stockholders or, in certain cases, independent legal counsel, that the applicable standard of conduct has been met. No indemnification may be made, however, to any person who has been adjudged to be liable to the Company, unless the Court renders an order in favor of such indemnification.

        In addition, the Charter provides that, to the extent permitted under the General Corporation Law of the State of Delaware, a director of the company shall not be personally liable to the Company or its stockholders for breach of fiduciary duty except for (i) any breach of his duty of loyalty to the Company,
(ii) any act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (iii) any unlawful payment of dividends, stock repurchase or redemption or (iv) any transaction from which he derived an improper personal benefit.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8.  EXHIBITS.

        4.1 Letter Agreement dated November 17, 1995 between the Registrant and Donald G. Saunders.

        5.1   Opinion of Freer & McGarry.

        23.1  Consent of Corbin & Wertz, Independent Public Accountants.

        23.2  Consent of Freer & McGarry (included in Exhibit 5.1).

        24.1  Power of Attorney (included at page S-1).

ITEM 9.  UNDERTAKINGS.

        (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to provide any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Beach, State of California, on November 30, 1995.

                          WINNERS ENTERTAINMENT, INC.


                               By: /s/ EDSON R. ARNEAULT
                                  -----------------------------------
                                  Edson R. Arneault
                                  Chairman of the Board and President

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edson R. Arneault and Thomas K. Russell, or either of them, jointly and severally, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                        Title                                Date
     ---------                        -----                                ----

/s/ EDSON R. ARNEAULT              Chairman of the                       November 30, 1995
-------------------------          Board and President
Edson R. Arneault                  (Principal Executive
                                   Officer)



/s/ THOMAS K. RUSSELL               Chief Financial                      November 30, 1995
-------------------------           Officer (Principal
Thomas K. Russell                   Financial and
                                    Accounting Officer)
                                    and Secretary



/s/ ROBERT L. RUBEN                 Director                             November 30, 1995
------------------------
Robert L. Ruben

                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

Winners Entertainment, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 13, 1995 appearing in the Annual Report on Form 10-K of Winners Entertainment, Inc. for the year ended December 31, 1994.


Irvine, California
December 1, 1995

                                 EXHIBIT INDEX

                                                                           Sequentially
                                                                           Numbered Page
                                                                           -------------
         4.1     Letter Agreement dated November 17, 1995

         5.1     Opinion of Freer & McGarry, counsel to Registrant.

         23.1    Consent of Corbin & Wertz, Independent Public Accountants
                 (included at page S-2).

         23.2    Consent of Freer & McGarry (included in Exhibit 5.1).

         24.1    Power of Attorney (included at page S-1).